UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): June 9, 2009
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
          On June 9, 2009, ION Geophysical Corporation (the “Company”) repaid in full all outstanding indebtedness under the Company’s Bridge Loan Agreement with Jefferies Finance LLC (“Jefferies”).
          The Company and certain of its domestic (U.S.) subsidiaries had entered into the Bridge Loan Agreement with Jefferies (as administrative agent, sole bookrunner and sole lead arranger), on December 30, 2008, in connection with a loan from Jefferies in the aggregate principal amount of $40.8 million (the “Bridge Loan”). The Bridge Loan indebtedness had been incurred to refinance $40.8 million of outstanding short-term indebtedness under the Company’s Senior Increasing Rate Note dated September 18, 2008 that had been issued by it to an affiliate of Jefferies, as lender. This short-term indebtedness had been incurred in connection with the Company’s acquisition of ARAM Systems Ltd. and related entities in September 2008.
          Under the terms of the Bridge Loan Agreement, the Bridge Loan could be prepaid at any time by the Company without penalty or premium, upon three business days’ written notice. The Bridge Loan was scheduled to mature on January 31, 2010.
          To repay the Bridge Loan, the Company applied approximately $3.0 million of its cash on hand and approximately $38.0 million in net proceeds it received from the private placement of 18.5 million shares of its common stock it completed on June 4, 2009. The private placement and related transactions were described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2009	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

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